Exhibit 107
Calculation of Filing Fee Table
Form S-8
(Form Type)
NERDWALLET, INC.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A common stock, par value $0.0001 per share	Other(2)	1,998,531(3)	$8.50(2)	$16,987,513.50(2)	$0.0000927	$1,574.75
Total Offering Amounts					$16,987,513.50		$1,574.75
Total Fee Offsets							—
Net Fee Due							$1,574.75
(1)Pursuant to Rule 416(a) under the Securities Act of 1933 (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Class A common stock that become issuable under the NerdWallet, Inc. 2022 Inducement Equity Incentive Plan (the“Plan”), by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected that results in an increase to the number of outstanding shares of the Registrant’s Class A common stock
(2)Estimated in accordance with Rule 457(c) and Rule 457(h) under the Securities Act, solely for the purpose of calculating the registration fee, based on the average of the $8.94 (high) and $8.06 (low) sales prices of the Registrant’s Class A common stock as reported on The Nasdaq Global Market on July 5, 2022, which date is within five business days prior to the date of filing of this Registration Statement.
(3)Represents 1,998,531 shares of the Registrant’s Class A common stock issuable pursuant to the Plan.